AGREEMENT is to be effective as of the 3rd day of May, 2022, by and between Dutchess Group LLC, maintaining its principal offices at 12555 High Bluff Dr. , Suite 215, San Diego, CA 92130 (hereinafter referred to as "Dutchess Group LLC"), and Smart Card Marketing Systems Inc, (hereinafter referred to as "Client").

WITNESETH:

WHEREAS, Dutchess Group LLC is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Dutchess Group LLC for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Dutchess Group LLC Client herewith engages Dutchess Group LLC, and Dutchess Group LLC agrees to render to Client public relations, communications, advisory and consulting services, detailed more fully in the SCHEDULE A-2 addendum.

The consulting services to be provided by Dutchess Group LLC shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client. Client acknowledges that Dutchess Group LLC's ability to relate information regarding Client's activities is directly related to the information provided by Client to Dutchess Group LLC.

Client acknowledges that Dutchess Group LLC will devote such time as is reasonably necessary to perform the services for Client, having due regard for Dutchess Group LLC's commitments and obligations to other business for which it performs consulting services.

Term and Termination. This Agreement shall be for a period of twelve (12) months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Fifteen (15) day advanced notice for Termination. If Dutchess Group LLC decides to cancel the Agreement they will return all compensation that weren't earned.

Treatment of Confidential Information. Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Dutchess Group LLC in connection with Dutchess Group LLC's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). Dutchess Group LLC will not be bound by the foregoing limitation in the event:

(I) The Confidential Information is otherwise disseminated and becomes public information,

or

(II) Dutchess Group LLC is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Dutchess Group LLC of Other Clients. Client acknowledges and consents to Dutchess Group LLC rendering public relations, consulting and/or communications services to other clients of Dutchess Group LLC engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Dutchess Group LLC. Client acknowledges that Dutchess Group LLC, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Dutchess Group LLC, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Dutchess Group LLC.

Indemnification by Dutchess Group LLC . Dutchess Group LLC agrees to indemnify, hold harmless and defend Client, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of Dutchess Group LLC , its subsidiaries, agents, employees or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that Dutchess Group LLC is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Dutchess Group LLC or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation. SEE SCHEDULE A-1

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. This Agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of California and any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

DUTCHESS GROUP

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

DUTCHESS GROUP LLC

By: Date:

5-5-22

Alan Fishman
President

Smart Card Marketing Systems, Inc.

By: Date:

May 5th 2022

Massimo Barone
CEO

END

DUTCHESS GROUP

SCHEDULE A-1
(COMPENSATION)

For the services to be rendered and performed by Dutchess Group LLC during the term of this Agreement, Client shall, upon acceptance of this Agreement, cause to be issued to the name of Dutchess Group LLC:

Three Million (3,000,000) Restricted 144 shares of Smart Card Marketing Systems, Inc. Due upon Execution of Agreement for the first 4 Months.

Two Million (2,000,000) Restricted 144 shares of Smart Card Marketing Systems, Inc. Due after Month 4.

Dutchess Group LLC. will not Short Sell (SMKG) Smart Card Marketing Systems, Inc. Stock or Lend out the Shares to any Other Party.

Dutchess Group LLC

By: Date:

/s/ Alan Fishman 5-5-22

Alan Fishman

President

Smart Card Marketing Systems, Inc.

By: Date:

/s/ Massimo Barone May 5th 2022

Massimo Barone

CEO

SCHEDULE A-2
(DESCRIPTION OF SERVICES)

Initial CEO Conference Call / Follow-Up Calls Can Be Recorded for Market Awareness

Investment Considerations / Bullet Points Developed

1 to 4-Page Corporate Stock Profile Prepared

Press Release Writing, Conception and Strategy, and Scheduling Services

Chat Room/Social Media Management – Investor Sentiment Management

Daily Outbound Tele-Campaign to New Investors

Proactive Market Maker Communications and Relations

Gathering of Contact Information and Key Qualifying Data on All Existing Shareholders & Interested Investors

END